Exhibit 99.1
                      WESTERN UNITED FINANCIAL CORPORATION


     CODE OF ETHICS FOR OFFICERS, DIRECTORS AND EMPLOYEES OF THE CORPORATION


I.   COVERED PERSONS/PURPOSE OF THE CODE

This code of ethics (this "Code") for Western United Financial Corporation (the "Corporation") applies to the Corporation's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as the Corporation's other officers, directors and employees (collectively, the "Covered Persons") for the purpose of promoting:

o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o Full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Corporation;

o        Compliance with applicable laws and governmental rules and regulations;

o The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

o        Accountability for adherence to the Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED PERSONS SHOULD ETHICALLY HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST

A "conflict of interest" occurs when a Covered Person's private interest interferes with the interests of, or his service to, the Corporation. For example, a conflict of interest would arise if a Covered Person, or a member of his family, receives improper personal benefits as a result of his position in the Corporation. The following list provides examples of conflicts of interest under the Code, but Covered Persons should keep in mind that these examples are not exhaustive. The Code's overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Corporation.

Each Covered Person must:

o Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Corporation whereby the Covered Person would benefit personally to the detriment of the Corporation;

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o        Not cause the Corporation to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Corporation; and

o Not use material non-public knowledge of transactions made or contemplated by the Corporation to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

Other situations present potential conflicts of interest and must be discussed with the Corporation's Chief Executive Officer (the "CEO") or the Audit Committee (the "Committee") of the Board of Directors (the "Board"), as appropriate. Examples include:

o Service as a director on the board of directors of any public or private company;

o The receipt of any non-nominal gifts, favors, loans or preferential treatment from any person or company with which the Corporation has current or prospective business dealings. For purposes of this Code, "non-nominal" are those gifts with a value in excess of $100;

o The receipt of any entertainment from any company with which the Corporation has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

o Any ownership interest in, or any consulting or employment relationship with, any of the Corporation's service providers;

o A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Corporation for effecting any sale or repurchase of securities, other than an interest arising from the Covered Person's employment, such as compensation or equity ownership; and

o Any business transaction between the Corporation and any family members of Covered Persons.

III.     DISCLOSURE & COMPLIANCE

o Each Covered Person should be familiar with the disclosure requirements generally applicable to the Corporation;

o Each Covered Person should not knowingly misrepresent, or cause others to misrepresent, facts about the Corporation to others, whether within or outside the Corporation, including to the Corporation's directors and auditors, and to governmental regulators and self-regulatory organizations;

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o        Each Covered Person should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Corporation with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Corporation files with, or submits to, the SEC and in other public communications made by the Corporation; and

o It is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

Each Covered Person must:

o Upon adoption of the Code (or thereafter upon becoming a Covered Person, as applicable), affirm in writing to the Board that he has received, read and understands the Code;

o Not retaliate against any employee or Covered Person or their affiliated persons for reports of potential violations that are made in good faith;

o Notify the CEO of the Corporation or the Committee promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

o Report at least annually any change in his affiliations from the prior year.

The CEO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Corporation will follow these procedures in investigating and enforcing this Code:

o The CEO will take any action he considers appropriate to investigate any actual or potential violations reported to him;

o If, after such investigation, the CEO believes that no violation has occurred, the CEO shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

o Any matter that the CEO believes is a violation will be reported to the Committee;

o If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Corporation; or dismissal of the Covered Person as an officer or employee of the Corporation; and

o Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by the rules of the SEC.

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The Committee, in determining whether violations have occurred, and the CEO, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to, a senior legal officer of the Corporation, counsel to the Corporation, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Corporation's Committee for the retention of independent auditors to perform permissible non-audit services.

V.    WAIVERS

An employee, officer or director may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Board setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Board shall review such request and make a determination thereon in writing, which shall be binding.

In determining whether to waive any provisions of this Code, the Board shall consider whether the proposed waiver is consistent with honest and ethical conduct.

VI.   OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Corporation for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder. Insofar as other policies or procedures of the Corporation govern or purport to govern the behavior or activities of Covered Persons, such other policies or procedures are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

VII.  AMENDMENTS

Any amendments to this Code must be approved or ratified by a majority vote of the Corporation's Board, including a majority of independent directors.

VIII. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, or independent auditors or other consultants referred to in Section IV above.

IX.   NO RIGHTS CREATED

This Code is a statement of certain fundamental principles, policies and procedures that govern the Covered Persons in the conduct of the Corporation's business. It is not intended to and does not create any rights in any employee, customer/client, visitor, supplier, competitor, shareholder or any other person or entity.

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Acknowledgment:

I have received and read the Code of Ethics (the "Code") of Western United Financial Corporation (the "Corporation"), and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code. I understand that I have an obligation to report to the Corporation's Chief Executive Officer or the Audit Committee of the Corporation's Board of Directors any suspected violations of the Code. I acknowledge that the Code is a statement of policies for business conduct and does not constitute an employment contract or an assurance of continued employment.


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                                                     Printed Name


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                                                     Signature


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                                                     Date


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